                        [LOGO OF TREDEGAR CORPORATION]

                             1100 Boulders Parkway
                           Richmond, Virginia 23225


                        Annual Meeting of Shareholders


                                                                 March 27, 2000

To the Shareholders:

  We invite you to attend the Annual Meeting of Shareholders to be held in the Grand Ballroom of The Jefferson Hotel, Franklin & Adams Streets, Richmond, Virginia, on Wednesday, May 24, 2000, at 9:30 a.m., Eastern Daylight Time. A formal notice of the meeting, a proxy statement and a proxy form are enclosed. You are being asked to elect directors and to approve the designation of auditors for the coming year.

  Please complete, sign, date and return the enclosed proxy form promptly, regardless of whether you plan to attend the meeting. You may still vote in person at the meeting, even if you return the proxy. A self-addressed, stamped envelope is enclosed.

  On behalf of myself and the Board of Directors, I would like to thank you for your continued interest in Tredegar.


                                          Sincerely yours,
                                          /S/ John D. Gottwald

                                          John D. Gottwald
                                          President and Chief Executive
                                           Officer

                             TREDEGAR CORPORATION

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


TIME:                        Wednesday, May 24, 2000, at 9:30 a.m.


PLACE:                       The Jefferson Hotel
                             Franklin & Adams Streets
                             101 West Franklin Street
                             Richmond, Virginia 23220


ITEMS OF BUSINESS:           1. To elect four directors to serve until the
                                2000 Annual Meeting and until their successors are elected;

                             2. To approve the designation of
                                PricewaterhouseCoopers LLP as auditors for the fiscal year ending December 31, 2000; and

                             3. To conduct any other business properly raised
                                at the meeting.


WHO MAY VOTE:                You can vote if you were a shareholder of record
                             on March 17, 2000.


DATE OF MAILING:             This notice and Proxy Statement are first being
                             mailed to shareholders on or about March 27, 2000.



                             By Order of the Board of Directors

                             Nancy M. Taylor, Secretary

                                PROXY STATEMENT

                                      for

                        ANNUAL MEETING OF SHAREHOLDERS
                             TREDEGAR CORPORATION

                            To be held May 24, 2000

                  Approximate date of mailing--March 27, 2000

  Tredegar's Board of Directors (the "Board") is soliciting your proxy for the Annual Meeting of Shareholders to be held on Wednesday, May 24, 2000. Anyone giving a proxy may revoke it any time before it is voted. A proxy can be revoked by voting in person at the meeting, delivering another proxy, or notifying Tredegar's Secretary in writing that you want to revoke your proxy. All signed proxies that have not been revoked will be voted at the Annual Meeting. If your proxy contains any specific instructions, they will be followed.

  On March 17, 2000, the date for determining shareholders entitled to vote at the meeting, there were 37,855,811 outstanding shares of Common Stock. Each share of Common Stock is entitled to one vote.

  Tredegar will pay the cost of soliciting proxies and may use employees to solicit proxies by mail, in person or by telephone. Corporate Investor Communications, Inc. ("CIC") has been engaged to solicit proxies from brokers, nominees, fiduciaries and other custodians. Tredegar will pay CIC $4,500 for its services and will reimburse CIC for its out-of-pocket expenses.

  Tredegar's address is 1100 Boulders Parkway, Richmond, Virginia 23225.

                             ELECTION OF DIRECTORS

  The Board is divided into three classes of directors as nearly equal in number as possible. Each class of directors serves for three years. The term for each class is staggered so that one class is elected at each annual meeting.

  The terms of Austin Brockenbrough, III, William M. Gottwald, Richard L. Morrill and Norman A. Scher will expire at the 2000 Annual Meeting. Messrs. Brockenbrough, William M. Gottwald, Morrill and Scher have been nominated by the Board for election at the 2000 Annual Meeting for the term expiring at the 2003 Annual Meeting of Shareholders.

  A nominee is elected to the Board if a plurality of votes cast in the election of directors is cast "for" the nominee. Signing and returning your proxy will constitute a vote "for" all of the nominees unless your proxy specifies that you are withholding authority to vote for any of the nominees. Any votes withheld and any shares held in street name that are not voted in the election of directors will not be counted in determining the number of votes cast. In the event that any nominee for director is unavailable for election, the Board may either reduce the number of directors or choose a substitute nominee. If the Board selects a substitute nominee, the shares represented by proxy will be voted for the substitute nominee, unless other instructions are given in the proxy.

  THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" ALL OF THE NOMINEES.

  Below is some information on the four nominees and the directors who will continue on the Board after the meeting:

    Austin Brockenbrough, III--age 63; director since 1993; Managing Director and President of Lowe, Brockenbrough & Company, Inc. (private investment counseling firm) since 1970. Other directorship: Trustee of The
  Williamsburg Investment Trust. Term expires 2000.

    Phyllis Cothran--age 53; director since 1993; retired, having served previously as President and Chief Operating Officer of Trigon Blue Cross Blue Shield, a health insurance (and related services) company, from November, 1990 until March 31, 1997. Other directorship: Ethyl Corporation ("Ethyl"), a petroleum additives company. Term expires 2002.

    Richard W. Goodrum--age 72; director since 1989; retired, having served previously as Executive Vice President and Chief Operating Officer of Tredegar from July 10, 1989 until March 31, 1996. Term expires 2002.

    Floyd D. Gottwald, Jr.--age 77; director since 1989; Chairman of the Board and Chief Executive Officer of Albemarle Corporation, a chemicals company ("Albemarle"), since March 1, 1994. Other directorship: Albemarle. Term expires 2002.

    John D. Gottwald--age 45; director since 1989; President and Chief Executive Officer of Tredegar since July 10, 1989. Other directorship:
  Albemarle. Term expires 2001.

    William M. Gottwald--age 52; director since 1997; Vice President, Corporate Strategy, of Albemarle since August, 1996; having served previously as Senior Vice President of Ethyl from September, 1994 until August, 1996. Other directorship: Albemarle. Term expires 2000.

    Richard L. Morrill--age 60; director since 1997; Chancellor and Distinguished University Professor of Ethics and Democratic Values, University of Richmond since July 1, 1998; having served previously as President of the University of Richmond from 1988 until June 30, 1998. Other directorship: Trustee of The Williamsburg Investment Trust. Term expires 2000.

    Emmett J. Rice--age 80; director since 1989; retired, former member of the Board of Governors of the Federal Reserve System. Other directorships:
  Albemarle, Jardine-Fleming China Region Fund, Inc. and Legg Mason Institutional Advisors II. Term expires 2001.

    Norman A. Scher--age 62; director since 1989; Executive Vice President and Chief Financial Officer of Tredegar since July 10, 1989; having served previously as Treasurer of Tredegar from July 10, 1989 until May 22, 1997. Other directorship: DIMON, Incorporated. Term expires 2000.

    Thomas G. Slater, Jr.--age 55; director since 1998; Partner of Hunton & Williams, a law firm, since 1976. Term expires 2001.

  There were seven meetings of the Board held in 1999. All of the directors attended at least 75% of the total number of Board meetings and Board Committees meetings (of which the director was a member) held in 1999. Mr. Andre B. Lacy resigned from the Board and the Audit Committee on August 12, 1999.

  John D. Gottwald, Richard W. Goodrum and Norman A. Scher serve on Tredegar's Executive Committee. Tredegar's By-laws allow the Executive Committee to exercise the authority of the Board, except as limited by the Virginia Stock Corporation Act, and except with respect to the compensation of executive officers (which is determined by the Executive Compensation Committee). During 1999, the Executive Committee met informally at least quarterly.

  Austin Brockenbrough, III, Phyllis Cothran and Richard W. Goodrum serve on Tredegar's Audit Committee, which met twice during 1999. This Committee reviews Tredegar's internal audit and financial reporting functions and the scope and results of the audit performed by Tredegar's independent accountants. The Audit Committee reports to the Board on those matters and recommends to the Board the engagement of the independent accountants.

  Phyllis Cothran, Richard L. Morrill and Emmett J. Rice serve on Tredegar's Executive Compensation Committee, which met three times in 1999. This Committee approves the salaries and bonus awards of executive officers, and grants awards under Tredegar's stock incentive plan (other than the Directors' Stock Plan). The Executive Compensation Committee is composed of individuals who, either currently or in the prior year, are not and were not eligible to participate in any stock incentive plan of Tredegar, other than the Directors' Stock Plan. Grants under the Directors' Stock Plan are approved by Tredegar's Board of Directors.

  Austin Brockenbrough, III, John D. Gottwald and Thomas G. Slater, Jr., serve on Tredegar's Nominating Committee, which met once in 1999. This Committee recommends to the Board the nominees for election as directors and may make other recommendations regarding the term of office, classification and compensation of directors.

  Austin Brockenbrough, III, Richard L. Morrill and Norman A. Scher serve on Tredegar's Investment Policy Committee, which met four times in 1999. This Committee administers Tredegar's Investment Conflict of Interest Policy.

  Austin Brockenbrough, III, Phyllis Cothran, Richard W. Goodrum and Richard
L. Morrill serve on Tredegar's Evaluation Committee, which met three times during 1999. This Committee has been established to review with Management and evaluate the possible spin-off of the Corporation's Technology Group and to report its recommendations to the Board.

  Tredegar's By-laws allow any shareholder who is entitled to vote in the election of directors to nominate a director. To do so, the shareholder must give written notice to Tredegar's Secretary at least ninety days before the Annual Meeting of Shareholders or, when an election is to be held at a special meeting of shareholders, by the close of business on the seventh day following the day that the notice of the special meeting is given to shareholders. The notice must include the following information: (i) the name and address of the shareholder and of each person nominated, (ii) the shareholder's representation that he or she is a recordholder of Tredegar's Common Stock, that he or she is entitled to vote at the meeting and will appear in person or by proxy at the meeting to nominate the people named in the notice, (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person pursuant to which the nomination is being made, (iv) the information on each nominee required under the applicable rules of the Securities and Exchange Commission to be included in a proxy and (v) a written consent from each nominee for director saying that the nominee will serve as a director of Tredegar if elected.

  John D. Gottwald and William M. Gottwald are brothers and are sons of Floyd
D. Gottwald, Jr. The Gottwalds may be deemed to be "control persons" of Tredegar. In addition, Thomas G. Slater, Jr., is married to John D. Gottwald's sister-in-law.

                                STOCK OWNERSHIP

  Below is information on the beneficial ownership of Tredegar's Common Stock by the directors, nominees and the executive officers named in the Summary Compensation Table as of February 1, 2000. The table also shows the beneficial ownership of all directors and executive officers of Tredegar as a group as of February 1, 2000.

                       Security Ownership of Management

                                                  Number of
                             Number of Shares    Shares with
                             with Sole Voting      Shared
                           and Investment Power  Voting and    Total
                          ---------------------- Investment  Number of    Percent of
                          Outstanding Options(b)    Power     Shares       Class(a)
                          ----------- ---------- ----------- ---------    ----------
Directors, Nominees and
 Certain Executive
 Officers(c)
Austin Brockenbrough,
 III....................      58,000       300       24,010     82,310(d)
Phyllis Cothran.........      17,100       300          --      17,400
Michael W. Giancaspro...      96,714    60,549          --     157,263
Richard W. Goodrum......     283,261   247,800       13,500    544,561        1.4%
Floyd D. Gottwald, Jr...   3,388,363       300      283,818  3,672,481(e)     9.7%
John D. Gottwald........   1,994,273    98,250      727,976  2,820,499(f)     7.4%
William M. Gottwald.....      94,349       300      580,570    675,219(g)     1.8%
Douglas R. Monk.........      44,687   146,985          --     191,672
Richard L. Morrill......       4,000       300          --       4,300
Emmett J. Rice..........       2,385       300          --       2,685
Anthony J. Rinaldi(h)...     170,524    81,000        4,431    255,955(i)
Norman A. Scher.........     219,540   158,250          180    377,970        1.0%
Thomas G. Slater, Jr....         --        300        1,500      1,800(j)
Management
All directors and
 executive officers as a
 group (15)(k)(l).......   6,394,842   941,434    1,622,479  8,958,755(m)    23.1%

--------
(a) Unless a specific percentage is noted in this column, each person owns less than 1% of Tredegar's outstanding Common Stock.
(b) The number of options included for the following executive officers and Management as a group consists of options with respect to which certain executive officers have the right to acquire beneficial ownership within 60 days of February 1, 2000.
(c) Some of the shares may be considered to be beneficially owned by more than one person or group listed and are included in the table for each.
(d) Austin Brockenbrough, III, disclaims beneficial ownership of 28,010 shares of Common Stock.
(e) Floyd D. Gottwald, Jr., disclaims beneficial ownership of 283,818 shares of Common Stock.
(f) John D. Gottwald disclaims beneficial ownership of 182,554 shares of Common Stock.
(g) William M. Gottwald disclaims beneficial ownership of 112,382 shares of Common Stock.
(h) Anthony J. Rinaldi retired from Tredegar effective as of January 1, 2000.
(i) Anthony J. Rinaldi disclaims beneficial ownership of 4,431 shares of Common Stock.
(j) Thomas G. Slater, Jr., disclaims beneficial ownership of 1,500 shares of Common Stock.
(k) The directors, nominees and executive officers have sole voting and investment power over their shares, except for those listed in the third column, which are held by or jointly with spouses, by children or in partnerships and trusts. Any shares held under Albemarle's or Tredegar's benefit plans for any director, nominee or executive officer are included in the number of shares over which that person has sole voting or investment power. Shares held by the trustees of those plans for other employees are not included. See Note (d) to the table "Security Ownership of Certain Beneficial Owners" below.
(l) Two directors share voting and investment power for 13,506 shares. This overlap in beneficial ownership has been eliminated in calculating the number of shares and the percentage of class owned by Management.
(m) The above table does not include some of the shares owned by the adult children of Floyd D. Gottwald, Jr. Nor does it include the shares owned by Floyd D. Gottwald, Jr.'s brother, Bruce C. Gottwald, and his adult children. Bruce C. Gottwald, Floyd D. Gottwald, Jr., John D. Gottwald and William M. Gottwald may be considered a "group" under Section 13(d) of the Securities Exchange Act of 1934, and the shares owned or attributed to them and their children are reported in the table "Security Ownership of Certain Beneficial Owners" below. If all of those shares were included in the table above, the total number of shares held by Management would be 14,264,733 (and 37.6% of total shares outstanding).

  The table below lists any person (including any "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934) known to Tredegar that beneficially owned more than 5% of Tredegar's Common Stock on February 1, 2000.

                Security Ownership of Certain Beneficial Owners

Names and Addresses of               Number         Percent
Beneficial Owners                   of Shares         Class
----------------------              ----------       -------
Bruce C. Gottwald,
 Floyd D. Gottwald, Jr.,
 John D. Gottwald,
 and William M.
 Gottwald(a)............           12,510,489(b)(c)  33.0%
 330 South Fourth Street
 P.O. Box 2189
 Richmond, VA 23217

Shapiro Capital
 Management Company, Inc.,
 Samuel R. Shapiro,.....            2,592,800         6.8%
 The Kaleidoscope Fund, L.P.
 3060 Peachtree Road, N.W.
 Atlanta, GA 30305

Wachovia Bank of North
 Carolina, N.A.,
 as Trustee for the
 Savings Plan for
 the Employees of
 Tredegar Industries, Inc..        3,908,241(c)(d)  10.3%
 301 North Main Street
 Winston-Salem, NC 27150

--------
(a) Bruce C. Gottwald, Floyd D. Gottwald, Jr., John D. Gottwald and William M. Gottwald (the "Gottwalds"), together with members of their immediate families, may be deemed to be a "group" for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, although there is no agreement among them with respect to the acquisition, retention, disposition or voting of Common Stock.
(b) The Gottwalds, individually or together, have sole voting and investment power over all of the shares disclosed except for 4,501,193 shares held by their respective wives and children, and in trusts, some of which might be deemed to be beneficially owned by the Gottwalds under the rules and regulations of the Securities and Exchange Commission, but as to which the Gottwalds disclaim beneficial ownership. Shares owned by the adult children of Bruce C. Gottwald and Floyd D. Gottwald, Jr., are included in the group holdings of the Gottwalds.
(c) This amount includes 223,632 shares owned of record by Wachovia Bank of North Carolina, N.A., Winston-Salem, North Carolina (the "Trustee"), as trustee of the Savings Plan for the Employees of Tredegar Industries, Inc. (the "Tredegar Savings Plan") for the benefit of John D. Gottwald.

(d) Shares held under the Tredegar Savings Plan are voted by the Trustee according to instructions obtained from employees participating in the plan. If a participating employee does not give the Trustee voting instructions, his or her shares are voted by the Trustee according to the Board's recommendations to the shareholders (as long as doing so is consistent with the Trustee's fiduciary duties). Because members of the Gottwald family are executive officers, directors and the largest shareholders of Tredegar, they may be considered to be "control persons" of Tredegar and to have the ability to control the recommendations of the Board.

               COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Executive Compensation

  This table shows information on compensation paid by Tredegar to the Chief Executive Officer and the four other highest paid executive officers for their services to Tredegar for the fiscal years ended December 31, 1999, 1998 and 1997, respectively.

                          SUMMARY COMPENSATION TABLE

                                                      Long-Term
                                    Annual           Compensation
                                 Compensation           Awards
                                ---------------    ----------------
                                                      Securities     All Other
Name and Principal              Salary   Bonus        Underlying    Compensation
Position                   Year   ($)     ($)      Options/SARs (#)     ($)
------------------         ---- ------- -------    ---------------- ------------
John D. Gottwald.........  1999 365,208 100,000         88,000         19,481(1)
 President and Chief       1998 358,167 135,000            -0-         18,906(1)
 Executive Officer         1997 350,000 140,000         66,000         18,230(1)

Norman A. Scher..........
 Executive Vice President  1999 327,500  75,000         64,000         17,357(2)
 and Chief Financial       1998 322,292 100,000            -0-         16,915(2)
 Officer                   1997 315,000 130,000         48,000         16,335(2)

Douglas R. Monk..........
 Executive Vice President  1999 258,333  85,000         64,000         13,040(4)
 and Chief Operating       1998 195,631  85,000(3)         -0-         10,105(4)
 Officer                   1997 171,086  80,000(3)      36,000          8,763(4)

Anthony J. Rinaldi.......  1999 210,000     -0-(5)      56,000         10,786(6)
 Senior Vice President     1998 191,258  43,544(5)         -0-          9,802(6)
                           1997 181,750  80,416(5)      36,000          9,286(6)

Michael W. Giancaspro....  1999 177,983  67,500         52,000          9,122(7)
 Vice President--          1998 171,133  90,000            -0-          8,747(7)
 Corporate Development     1997 162,083  90,000         36,000          8,249(7)

--------
(1) Matching contributions under the Savings Plan for the Employees of Tredegar Industries, Inc. (the "Savings Plan") ($8,000 for 1997, 1998 and
    1999) and credit under the Savings Plan Benefit Restoration Plan (the "SPBR Plan") ($11,481 for 1999, $10,906 for 1998 and $10,230 for 1997).
(2) Matching contributions under the Savings Plan ($8,000 for 1997, 1998 and
    1999) and credit under the SPBR Plan ($9,357 for 1999, $8,915 for 1998 and $8,335 for 1997).
(3) Mr. Monk's bonuses for 1997 and 1998 were determined under a formula-based incentive plan adopted for Tredegar's Aluminum Extrusion division, but did include a discretionary award, which was allowed under the plan.
(4) Matching contributions under the Savings Plan ($8,000 for 1998 and 1999 and $7,857 for 1997) and credit under the SPBR Plan ($5,040 for 1999, $2,105 for 1998 and $906 for 1997).

(5) Bonus award is determined under the Tredegar Film Products division's incentive compensation plan. The bonus amounts for 1998 and 1997 have been restated to reflect the actual cash payments received by Mr. Rinaldi. Under the Film Products' plan as in effect through December 31, 1999, an incentive award account is established for each plan participant. At the end of each plan year, an individual award is allocated to a participant's account. The individual award, which may be positive or negative, is determined based on the change in the division's economic profit added. Based on the 1999 performance of the Film Products division, all deferred amounts in Mr. Rinaldi's account under the divison's plan have been eliminated. Mr. Rinaldi retired from Tredegar effective as of January 1, 2000.
(6) Matching contributions under the Savings Plan ($8,000 for 1997, 1998 and
    1999) and credit under the SPBR Plan ($2,786 for 1999, $1,802 for 1998 and $1,268 for 1997).
(7) Matching contributions under the Savings Plan ($8,000 for 1998 and 1999 and $7,396 for 1997) and credit under the SPBR Plan ($1,122 for 1999, $747 for 1998 and $853 for 1997).

Stock Options and SARs

  This table describes the stock options granted to each of the executive officers named in the Summary Compensation Table during the fiscal year ended December 31, 1999. There were no SARs granted during 1999.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                             Grant Date
                             Individual Grants                                Value(1)
                         --------------------------                        ---------------
                          Number of    Percent of
                         Securities  Total Options/
                         underlying   SARs Granted  Exercise or
                         option/SARs  to Employees  Base Price  Expiration   Grant Date
Name                     Granted(#)  in Fiscal Year   ($/Sh)       Date    Present Value $
----                     ----------- -------------- ----------- ---------- ---------------
John D. Gottwald........   22,000         2.23%        29.15     1/4/2006      206,580
                           22,000         2.23         34.97     1/4/2006      180,180
                           22,000         2.23         40.80     1/4/2006      158,400
                           22,000         2.23         46.63     1/4/2006      140,360
                                          ----
                                          8.92%

Norman A. Scher.........   16,000         1.62%        29.15     1/4/2006      150,240
                           16,000         1.62         34.97     1/4/2006      131,040
                           16,000         1.62         40.80     1/4/2006      115,200
                           16,000         1.62         46.63     1/4/2006      102,080
                                          ----
                                          6.48%

Douglas R. Monk.........   16,000         1.62%        29.15     1/4/2006      150,240
                           16,000         1.62         34.97     1/4/2006      131,040
                           16,000         1.62         40.80     1/4/2006      115,200
                           16,000         1.62         46.63     1/4/2006      102,080
                                          ----
                                          6.48%

Anthony J. Rinaldi......   14,000         1.42%        29.15     1/4/2006      131,460
                           14,000         1.42         34.97     1/4/2006      114,660
                           14,000         1.42         40.80     1/4/2006      100,800
                           14,000         1.42         46.63     1/4/2006       89,320
                                          ----
                                          5.68%

Michael W. Giancaspro...   13,000         1.32%        29.15     1/4/2006      122,070
                           13,000         1.32         34.97     1/4/2006      106,470
                           13,000         1.32         40.80     1/4/2006       93,600
                           13,000         1.32         46.63     1/4/2006       82,940
                                          ----
                                          5.28%

--------
(1) The grant date present value is an estimate based on the Black-Scholes option pricing model. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The assumptions used under that model include a volatility estimate of 40%, a risk-free rate of return of 4.81% based on the 7-year zero coupon U.S. Treasury bond yield at the time of grant, a dividend yield of .69% based on the annual dividend rate at the time of grant and an estimated option holding period of 7 years. The estimated grant date present value does not reflect any discount for vesting, forfeiture provisions or prohibitions on transfer.

  The following describes the options exercised by the executive officers named in the Summary Compensation Table during 1999 and the year-end value of all unexercised stock options and SARs held by those executive officers.

                        AGGREGATED OPTION/SAR EXERCISES
               IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                      Number of
                                                      Securities
                                                      Underlying         Value of
                                                     Unexercised        Unexercised
                                                     Options/SARs      In-the-Money
                                                          at          Options/SARs at
                                                     Fiscal Year-     Fiscal Year-End
                                                       End (#)            ($)(1)
                                                    --------------    ---------------
                                           Value
                         Shares Acquired  Realized   Exercisable/      Exercisable/
Name                     On Exercise (#)   ($)(2)   Unexercisable      Unexercisable
----                     --------------- ---------- --------------    ---------------
John D. Gottwald........     536,550     $8,387,782  98,250/88,000      1,349,859/0

Norman A. Scher.........      42,500        821,475 174,000/64,000      3,103,125/0

Douglas R. Monk.........         -0-            -0- 146,985/64,000(3)   2,668,377/0

Anthony J. Rinaldi......      80,799      1,518,544  81,000/56,000(4)   1,303,313/0

Michael W. Giancaspro...      56,250      1,116,113  60,549/52,000        880,232/0

--------
(1) Based on the closing price of $20.6875 on December 31, 1999.
(2) "Value Realized" should not be interpreted to mean that the shares acquired upon exercise have been sold.
(3) Of the total options, 14,235 include a tandem SAR.
(4) Of the total options, 45,000 include a tandem SAR.

Retirement Benefits

  All of the executive officers participate in the Tredegar Industries, Inc. Retirement Income Plan (the "Pension Plan"). The Pension Plan's typical retirement benefit equals 1.1% of the participant's final average earnings up to his Social Security covered compensation, multiplied by his years of pension benefit service, plus 1.5% of Final Average Earnings (as defined in footnote 3 to the table below) in excess of covered compensation, multiplied by his years of pension benefit service. There is no deduction for Social Security benefits. Estimated annual benefits under the Pension Plan upon retirement at age 65, determined as of December 31, 1999, to persons with specified earnings and years of pension benefit service are set forth in the table below.

  The Internal Revenue Code limits (a) the annual retirement benefit that may be paid under the Pension Plan and (b) the earnings that may be used in computing a benefit. The maximum benefit and earnings limitations are adjusted each year to reflect changes in the cost of living. For 1999, the maximum benefit limitation was $128,517 (based on a five-year certain and life annuity) and the earnings limitation was $160,000.

  All of the named executive officers also participate in the Tredegar Industries, Inc. Retirement Benefit Restoration Plan (the "Restoration Plan"). The Restoration Plan restores benefits that cannot be paid under the Pension Plan due to the Internal Revenue Code maximum benefit limitation, the earnings limitation, or both. The benefit payable under the Restoration Plan is calculated by subtracting the amount that would have been payable under the Pension Plan if not for the Internal Revenue Code limitations and the amount actually payable under the Pension Plan.

                              PENSION PLAN TABLE
            (Estimated Annual Benefits Payable at Retirement(1)(2))

Remuneration
(Final-Average
Earnings)(3)                              Years of Service(4)
--------------           ------------------------------------------------------
                           10     15      20      25      30      35      40
                         ------ ------- ------- ------- ------- ------- -------
$125,000................ 17,428  26,141  34,855  43,569  52,283  60,997  69,710
150,000................. 21,178  31,766  42,355  52,944  63,533  74,122  84,710
175,000................. 24,928  37,391  49,855  62,319  74,783  87,247  99,710
200,000................. 28,678  43,016  57,355  71,694  86,033 100,372 114,710
225,000................. 32,428  48,641  64,855  81,069  97,283 113,497 129,710
250,000................. 36,178  54,266  72,355  90,444 108,533 126,622 144,710
300,000................. 43,678  65,516  87,355 109,194 131,033 152,872 174,710
350,000................. 54,928  82,391 109,855 137,319 164,783 192,247 219,710
400,000................. 58,678  88,016 117,355 146,694 176,033 205,372 234,710
450,000................. 66,178  99,266 132,355 165,444 198,533 231,622 264,710
500,000................. 73,678 110,516 147,355 184,194 221,033 257,872 294,710

--------
(1) The estimated benefits assume retirement at age 65 and payment for the lifetime of the participant, with five years of payments guaranteed (the normal form of payment under the Pension Plan and the Restoration Plan). The table assumes reaching age 65 in 1999 and covered compensation of $33,060.
(2) The estimated benefit set forth in the table was determined using the Internal Revenue Code limitation on earnings that may be used in computing a benefit. The earnings limitation is subject to a transition rule that preserves benefits accrued as of December 31, 1993 based on higher compensation levels. Messrs. Gottwald and Scher have annual accrued benefits of $49,718 and $13,571, respectively, under that transition rule.
(3) Final-Average Earnings is the average of the highest three consecutive calendar year's earnings (base earnings plus 50% of bonuses) during the ten consecutive years immediately preceding the date of determination. The current compensation covered under the Pension Plan for each of the executive officers named in the Summary Compensation Table is $160,000. As of December 31, 1999, the compensation considered under the Restoration Plan for each of the executive officers named in the Summary Compensation Table is as follows: John D. Gottwald, $426,958; Norman A. Scher, $381,597; Douglas R. Monk, $260,850; Anthony J. Rinaldi, $231,352; and
    Michael W. Giancaspro, $212,900.
(4) The years of pension benefit service for each of the executive officers named in the Summary Compensation Table are: John D. Gottwald, 21; Norman
    A. Scher, 10; Douglas R. Monk, 23; Anthony J. Rinaldi, 23; and Michael W. Giancaspro, 19.

Compensation of Directors

  Each member of the Board who was not an employee of Tredegar or any of its subsidiaries was paid $1,000 for attendance at each of the Board meetings held in 1999. Each director was paid $750 for each Board committee meeting attended prior to May 20, 1999. Effective May 20, 1999, the committee meeting fee was increased to $1,000 per meeting. Each chairperson of a Board committee received an additional $250 for attendance at each meeting of his or her committee. A director who participated in a Board or committee meeting by telephone was paid $250 for that meeting. In addition, each director was paid a quarterly fee of $3,600 for the first two quarters and $4,400 for each subsequent quarter during 1999. Employee members of the Board are not paid separately for their service on the Board.

Consulting Agreement with Richard W. Goodrum

  Tredegar has a consulting agreement with Richard W. Goodrum, who retired as Executive Vice President and Chief Operating Officer of Tredegar on March 31, 1996. Under the terms of that agreement, Mr. Goodrum continues to serve on Tredegar's Executive and Management Committees and provides other services to Tredegar. As compensation, Tredegar pays Mr. Goodrum $30,000 annually. The agreement automatically renews for one-year periods on March 31st of each year, unless Mr. Goodrum or Tredegar terminates the agreement at least 30 days before the expiration of the then-current term of the agreement.

Compensation Committee Report on Executive Compensation

  Tredegar's Executive Compensation Committee (the "Committee") is comprised of three independent directors. No Committee member is a current or former employee of Tredegar or any of its subsidiaries. The Committee's role is to review and approve practices and policies related to compensation primarily for executive officers, including those officers listed in this proxy statement.

 Compensation Philosophy

  The Committee's philosophy is based on the principle that executive compensation plans should be designed and administered to motivate and retain highly qualified executives, with incentives linked closely to financial performance and enhanced shareholder value. Control of all fixed costs is critical to Tredegar's continued success. Controlling compensation costs requires a significant portion of compensation increases to be closely linked to performance and, therefore, variable in nature. However, Tredegar should remain competitive with salaries.

 Base Salaries

  In determining base salaries, Tredegar identifies a reasonable range around the average for comparable executive positions in a comparison group of companies. Actual officer salaries are generally set within this range based on individual performance and experience. Annual salary increases are considered. The amount of such increases is based on a variety of factors including average increases in comparison companies, individual performance (evaluated subjectively), the officer's position in the pay range, Tredegar's financial condition, and other variable components of compensation.

  The comparison company group for compensation is generally not the same as the published industry index that appears in the performance graph of this proxy statement because index companies are not necessarily viewed as direct competitors for executive talent. Comparison companies are chosen, and information on pay evaluated, with the assistance of independent consultants.

  The 1999 base salary for the Chief Executive Officer (CEO) was $365,208. This salary is below the average for the comparison group.

 Bonuses

  Although bonus awards for corporate executives are generally discretionary, the bonus portion of compensation is tied to an assessment of performance. Division executives' bonuses are linked directly by formula to specific division performance measures. In such cases, economic profit added is the most widely used and most heavily weighted measure. In other cases, a broad range of financial measures as well as progress on strategic issues are reviewed.

  In 1999, total bonuses paid to executive officers were approximately 27% less than the 1998 amount.

  The Committee awarded the CEO a bonus of $100,000, which was $35,000 less than the amount awarded in 1998. In 1999, 21.5% of the CEO's total cash compensation was comprised of incentive cash compensation, compared with 27.4% in 1998. Both 1999 and 1998 incentive cash percentages were below market averages.

 Stock Options

  Stock options are considered an important part of compensation at Tredegar. As of February 1, 2000, 1,553 employees had stock options. Over time the stock price reflects Management's performance. Through the options granted, employees and shareholder interests are more closely tied.

  Tredegar has one stock incentive plan available for awards to executive officers and other employees and individuals providing valuable services to Tredegar or its subsidiaries (the "SIP"). Each year the Committee considers granting awards under the SIP. Consistent with the objective of closely aligning executives' interests with those of Tredegar shareholders, the SIP enables the Committee to grant stock options and shares of restricted stock. The Committee determines the terms and conditions of any options or restricted stock granted.

  Executive officers as a group were granted options for 170,000 shares on a discretionary basis on January 5, 2000, 85,000 at fair market value on the grant date ($19.75 per share) and 85,000 at 15% above fair market value on the grant date ($22.72 per share). The CEO was granted options for 22,000 shares at fair market value and 22,000 shares at 15% above fair market value.

 Corporate Tax Considerations

  A law, effective in 1994, disallows corporate tax deductions for executive compensation in excess of $1 million for "proxy table" executives. This law, covered in Internal Revenue Code Section 162(m), allows certain exemptions to the deduction cap, including pay programs that depend on formulas and, therefore, are "performance-based" rather than discretionary.

  While significant parts of Tredegar's compensation program are discretionary, the Company is not currently in danger of losing deductions under Code Section 162(m). The Committee will carefully review any compensation plan or action that would result in the disallowance of compensation deductions. The Committee will consider a variety of factors, including the amount of any deductions that may be lost.

Executive Compensation Committee:

  Richard L. Morrill, Chairman
  Phyllis Cothran
  Emmett J. Rice

February 22, 2000

Comparative Company Performance

  The following graph compares cumulative total returns for Tredegar, the S&P Small Cap 600(R) Stock Index, and the S&P Manufacturing (Diversified Industries), a nationally recognized industry index, since December 31, 1994. The comparison assumes $100 was invested on December 31, 1994, with dividends reinvested.

                                    [GRAPH]

                                                   Fiscal Year Ended December 31
                                                   -----------------------------
                                                   1994 1995 1996 1997 1998 1999
                                                   ---- ---- ---- ---- ---- ----
TREDEGAR.......................................... $100 $188 $353 $583 $602 $557
S&P SMALL CAP 600(R)..............................  100  130  158  198  195  220
S&P MFG...........................................  100  141  194  231  268  329

                            DESIGNATION OF AUDITORS

  The Board has designated PricewaterhouseCoopers LLP, certified public accountants, as Tredegar's independent auditors for the year 2000, subject to shareholder approval. This firm has audited Tredegar's financial statements since Tredegar became an independent company. A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting. This representative will have an opportunity to make a statement to the shareholders and will be available to answer questions.

  PricewaterhouseCoopers LLP's main function is to audit the consolidated financial statements of Tredegar and its subsidiaries and, in connection with the audit, to review related filings with the Securities and Exchange Commission and to conduct limited reviews of the unaudited financial statements included in each of Tredegar's quarterly reports.

  THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE DESIGNATION OF PRICEWATERHOUSECOOPERS LLP AS AUDITORS.

                       PROPOSALS FOR 2001 ANNUAL MEETING

  The regulations of the Securities and Exchange Commission require any shareholder wishing to make a proposal to be acted upon at the 2001 annual meeting of shareholders to present the proposal to Tredegar at its principal office in Richmond, Virginia, no later than November 27, 2000. Written proposals received by that date will be considered for inclusion in Tredegar's proxy statement.

  Tredegar's By-laws also require any shareholder wishing to make a proposal to be acted on at an annual meeting to give written notice to the Secretary of Tredegar no later than ninety days before the meeting. The notice must contain
(i) a brief description of the business to be brought before the annual meeting (including the specific proposal to be presented) and the reasons for addressing it at the annual meeting, (ii) the name, record address, and class and number of shares beneficially owned by the shareholder proposing such business, and (iii) any material interest of the shareholder in such business.

                          ANNUAL REPORT ON FORM 10-K

  Tredegar will provide without charge to each person to whom this Proxy Statement has been delivered, on the written request of any such person, a copy of Tredegar's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, including the financial statements and financial statement schedules. Requests should be directed to Tredegar Corporation, 1100 Boulders Parkway, Richmond, Virginia, 23225, Attention: Corporate Secretary. A list of exhibits to the Form 10-K, showing the cost of each, will be delivered with the copy of the Form 10-K. Any of the exhibits will be provided upon payment of the charge noted on the list.

                                 OTHER MATTERS

  The Board is not aware of any matters to be presented for action at the annual meeting of shareholders other than as described in this Proxy Statement. However, if any other matters are properly raised at the meeting or in any adjournment of the meeting, the person or persons voting the proxies will vote them in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          Nancy M. Taylor, Secretary

                                     NOTICE

                                      and

                                PROXY STATEMENT

                                      for

                                 ANNUAL MEETING

                                       of

                                  SHAREHOLDERS

                                  May 24, 2000


                         [LOGO OF TREDEGAR CORPORATION]

                             1100 Boulders Parkway
                            Richmond, Virginia 23225

                             TREDEGAR CORPORATION

                              Richmond, Virginia
                   PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 24, 2000

     The undersigned hereby appoints D. Andrew Edwards, Norman A. Scher and Nancy M. Taylor, or any of them, with full power of substitution in each, proxies (and if the undersigned is a proxy, substitute proxies) to vote all shares of stock of Tredegar Corporation that the undersigned is entitled to vote at the annual meeting of shareholders to be held on May 24, 2000, and at any and all adjournments of the meeting.

     In their discretion, the Proxies are authorized to vote upon such other business and matters incident to the conduct of the meeting as may properly come before the meeting.

     This Proxy is solicited on behalf of the Board of Directors. This Proxy, when properly executed, will be voted in the manner directed in this Proxy by the undersigned shareholder. If no direction is made, this Proxy will be voted for Proposals 1 and 2.

                   Please sign and date on the reverse side

[X] Please mark your
    votes as in this
    example using
    dark ink only

                    FOR                   WITHHOLD
            all nominees listed          AUTHORITY
             below (except as      to vote for all of the
           otherwise indicated)   nominees listed below
1. ELECTION OF      [_]                     [_]
   DIRECTORS

                                              FOR    AGAINST   ABSTAIN
2. The proposal to approve the designation    [_]      [_]       [_]
   of PricewaterhouseCoopers LLP as the
   auditors for Tredegar for 2000

Austin Brockenbrough, III, William M. Gollwald, Richard L. Morrill and Norman A. Scher

INSTRUCTION: To withhold authority to vote for any such nominees write the nominee's name on the line provided below

--------------------------------------------------------------------------------

                   Dated:            , 2000               Dated:           ,2000
-------------------      ------------      ---------------      -----------
    SIGNATURE                                 SIGNATURE
                                               IF HELD
                                               JOINTLY

Please sign name exactly as it appears on the stock certificate. Only one of several joint owners need sign. Fiduciaries should give full title.
Please mark, sign, date and return the proxy card promptly using the enclosed envelope.